Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter
	2014	2013
	($ in millions, except per share amounts)

Railway operating revenues
Coal	$541	$635
General merchandise	1,552	1,530
Intermodal	596	573
Total railway operating revenues	2,689	2,738

Railway operating expenses
Compensation and benefits	740	780
Purchased services and rents	392	393
Fuel	432	429
Depreciation	237	227
Materials and other	221	218
Total railway operating expenses	2,022	2,047

Income from railway operations	667	691

Other income – net (note 1)	26	135
Interest expense on debt	139	129

Income before income taxes	554	697

Provision for income taxes
Current	194	173
Deferred	(8)	74
Total income taxes	186	247

Net income	$368	$450

Earnings per share (note 1)
Basic	$1.18	$1.43
Diluted	1.17	1.41

Weighted average shares outstanding (note 2)
Basic	309.5	314.5
Diluted	312.6	318.1

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	First Quarter
	2014	2013
	($ in millions)

Net income	$368	$450
Other comprehensive income, before tax:
Pension and other postretirement benefits	299	36
Other comprehensive income of equity investees	3	1
Other comprehensive income, before tax	302	37
Income tax expense related to items of other
comprehensive income	(114)	(14)
Other comprehensive income, net of tax	188	23

Total comprehensive income	$556	$473

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2014	2013
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,522	$1,443
Short-term investments	10	118
Accounts receivable – net	1,109	1,024
Materials and supplies	240	223
Deferred income taxes	179	180
Other current assets	70	87
Total current assets	3,130	3,075

Investments	2,466	2,439
Properties less accumulated depreciation of $10,512 and,
$10,387, respectively	26,768	26,645
Other assets	336	324

Total assets	$32,700	$32,483

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,194	$1,265
Short-term debt	-	100
Income and other taxes	323	225
Other current liabilities	359	270
Current maturities of long-term debt	445	445
Total current liabilities	2,321	2,305

Long-term debt	8,909	8,903
Other liabilities	1,130	1,444
Deferred income taxes	8,647	8,542
Total liabilities	21,007	21,194

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 309,646,086 and 308,878,402 shares,
respectively, net of treasury shares	311	310
Additional paid-in capital	2,085	2,021
Accumulated other comprehensive loss	(193)	(381)
Retained income	9,490	9,339

Total stockholders’ equity	11,693	11,289

Total liabilities and stockholders’ equity	$32,700	$32,483

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Quarter
	2014	2013
	($ in millions)
Cash flows from operating activities
Net income	$368	$450
Reconciliation of net income to net cash provided by operating activities:
Depreciation	238	228
Deferred income taxes	(8)	74
Gains and losses on properties and investments (note 1)	(2)	(99)
Changes in assets and liabilities affecting operations:
Accounts receivable	(85)	(49)
Materials and supplies	(17)	(30)
Other current assets	17	17
Current liabilities other than debt	86	96
Other – net	(9)	36
Net cash provided by operating activities	588	723

Cash flows from investing activities
Property additions	(381)	(379)
Property sales and other transactions	22	19
Investments, including short-term	(3)	(5)
Investment sales and other transactions	108	(1)
Net cash used in investing activities	(254)	(366)

Cash flows from financing activities
Dividends	(167)	(157)
Common stock issued – net	62	55
Purchase and retirement of common stock (note 2)	(50)	(33)
Debt repayments	(100)	(203)
Net cash used in financing activities	(255)	(338)

Net increase in cash and cash equivalents	79	19

Cash and cash equivalents
At beginning of period	1,443	653

At end of period	$1,522	$672

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$75	$62
Income taxes (net of refunds)	60	23

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.Other Income – Net

In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by $60 million or $0.19 per share.

2. Stock Repurchase Program

In each of the first quarters of 2014 and 2013, we repurchased 0.5 million shares of common stock, totaling $50 million and $33 million, respectively. We have remaining authorization from our Board of Directors to repurchase up to 37.7 million shares through December 31, 2017.  The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 137.3 million shares at a total cost of $8.2 billion.